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                                                                   EXHIBIT 23(B)

                         INDEPENDENT AUDITORS' CONSENT

  We consent to the use of our report, incorporated herein by reference, dated March 16, 1994, except as to the last paragraph of Notes 2 and 16 which are as of March 29, 1994, relating to the consolidated statements of condition of Constellation Bancorp and subsidiaries as of December 31, 1993 and 1992, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1993, which report appears in the March 16, 1994 Form 8-K, as amended on May 5, 1994, of CoreStates Financial Corp. Our report refers to a change in accounting for postretirement benefits other than pensions, income taxes and certain investments in debt and equity securities in 1993. We also consent to the reference to our Firm under the heading "Experts" in the Proxy Statement/Prospectus.

                                          /s/ KPMG Peat Marwick

Short Hills, New Jersey

May 20, 1994